UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2005

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio		44092-2298

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (440) 943-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 15, 2004, the Board of Directors of The Lubrizol Corporation approved the adoption of The Lubrizol Corporation 2005 Stock Incentive Plan (the “Plan”). The Stock Incentive Plan allows the grants of incentive and nonstatutory stock options, as well as stock appreciation rights and restricted and nonrestricted stock or stock unit awards. Any employee of The Lubrizol Corporation (“Lubrizol”) or its subsidiaries may be selected to participate in the Plan. In addition, on the day of each Annual Meeting of Shareholders, outside directors are granted $60,000 worth of restricted stock units. The restriction period is one year at which time shares equal to the number of stock units will be issued. The maximum number of shares that may be granted under the Plan is 4,000,000 shares, of which no more than 2,000,000 shares may be settled as full-value awards. The adoption of the Plan was subject to the approval by shareholders at the 2005 Annual Shareholder Meeting. On April 25, 2005, at the Annual Meeting of Shareholders, this Plan was approved by a majority vote of the common shares that were outstanding on the record date for the Annual Meeting, March 4, 2005. The Plan will expire April 1, 2010.

On April 25, 2005, the Organization and Compensation Committee of the Board of Directors of The Lubrizol Corporation approved an amendment of The Lubrizol Corporation 2005 Deferred Compensation Plan for Officers (the “Deferred Comp Plan”). The Deferred Comp Plan was amended to allow continued participation during 2005 in the Deferred Comp Plan by participants who were officers during 2004.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits. The following exhibits are furnished herewith:

10.1	The Lubrizol Corporation 2005 Stock Incentive Plan (As Adopted April 25, 2005).

10.2	The Lubrizol Corporation 2005 Deferred Compensation Plan for Officers (As Amended).

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION
Date: April 26, 2005
By:	/s/ Leslie M. Reynolds
Name:	Leslie M. Reynolds
Title:	Corporate Secretary and Counsel

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